SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
 RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                           Barrier Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    06850R108
    -----------------------------------------------------------------------
                                 (CUSIP Number)


                               September 20, 2006
    -----------------------------------------------------------------------
                (Date of Event which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would later disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP NO. 06850R108                                                 Page 2 of 23
------------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           New Leaf Ventures I, L.P. (26-0137799)
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (A)   |_|
                                                                       (B)   |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
   NUMBER OF         0
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY          1,539,700
     EACH       ----------------------------------------------------------------
   REPORTING    7.   SOLE DISPOSITIVE POWER
    PERSON           0
     WITH       ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                           Page 3 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           New Leaf Venture Management I, L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (A)  |_|
                                                                        (B)  |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 06850R108                                           Page 4 of 23
--------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           New Leaf Venture Management I, L.L.C.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                          Page 5 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Philippe O. Chambon
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           France
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                         Page 6 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Jeani Delagardelle
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                          Page 7 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Ron Hunt
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                            Page 8 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           James Niedel
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)     |_|
                                                                     (B)     |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                        Page 9 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Kathleen D. LaPorte
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           |_|

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%

--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN

--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                        Page 10 of 23
-------------------

--------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Vijay Lathi
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A)    |_|
                                                                      (B)    |-|
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER
                     0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      6.   SHARED VOTING POWER
 BENEFICIALLY        1,539,700
   OWNED BY     ----------------------------------------------------------------
     EACH       7.   SOLE DISPOSITIVE POWER
   REPORTING         0
    PERSON      ----------------------------------------------------------------
     WITH       8.   SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON
                     1,539,700
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,539,700

--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES |_|
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.3%

--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------
CUSIP NO. 06850R108                                       Page 11 of 23
-------------------

ITEM 1(A).  NAME OF ISSUER:

            Barrier Therapeutics, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            600 College Road East, Suite 3200
            Princeton, NJ 08540

ITEM 2(A).  NAME OF PERSON FILING:

            New Leaf Ventures I, L.P. ("New Leaf"), New Leaf Venture Management I, L.P. ("NLVM L.P.") and New Leaf Venture Management I, L.L.C. ("NLVM L.L.C. and together with New Leaf and NLVM L.P., the "Reporting Entities") and Philippe O. Chambon, Jeani Delagardelle, Ron Hunt, James Niedel, Kathleen D. LaPorte and Vijay Lathi (collectively, the "Managing Directors"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            7 Times Square, Suite 1603, New York, New York 10036

ITEM 2(C).  CITIZENSHIP:

            New Leaf and NLVM L.P. are limited partnerships organized under the laws of the State of Delaware. NLVM L.L.C. is a limited liability company organized under the laws of the State of
            Delaware.   Each  Managing Director  other  than  Philippe  O.
            Chambon is a citizen of the United States. Philippe O. Chambon is a citizen of France.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.0001 per share.

ITEM 2(E).  CUSIP NUMBER:

            06850R108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;
      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;
      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;
      (d) |_| Investment company registered under Section 8 of the Investment Company Act;
      (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
      (f) |_| An employee benefit plan or endowment find in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

-------------------
CUSIP NO. 06850R108                                             Page 12 of 23
-------------------

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:

                  New Leaf is the record owner of 1,539,700 shares of Common Stock (the "Record Shares"). As the sole general partner of New Leaf, NLVM L.P. may be deemed to own the shares held of record by New Leaf. As NLVM L.P.'s sole general partner, NLVM L.L.C. may also be deemed to own the Record Shares. As managing directors of NLVM L.L.C., each Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares.

            (b) Percent of class:

Each Reporting Person including the Managing Directors: 5.3%. The foregoing percentage is calculated based on the 28,963,969 shares of Common Stock projected to be outstanding in the Issuer's Form 424B5 filed with the Securities and Exchange Commission on September 15, 2006.

            (c) Number of shares as to which the person has:

                  (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                       0 shares for each Reporting Person.

                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                    Each of the Reporting Persons: 1,539,700.

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                      0 shares for each Reporting Persons.

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    Each of the Reporting Person: 1,539,700.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

-------------------
CUSIP NO. 06850R108                                           Page 13 of 23
-------------------

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATIONS.

            Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 6, 2006            NEW LEAF VENTURES I, L.P.

                                 By: New Leaf Venture Management I, L.P.
                                        Its: General Partner

                                    By: New Leaf Venture Management I, L.L.C.
                                           Its: General Partner


                                           By: /S/ CRAIG L. SLUTZKIN
                                               ---------------------------------
                                                 Name: Craig L. Slutzkin
                                                     Title:   Chief  Financial
                                                              Officer

                                 New Leaf Venture Management I, L.P.

                                 By: New Leaf Venture Management I, L.L.C.
                                        Its: General Partner

                                        By:  /S/ CRAIG L. SLUTZKIN
                                           -----------------------------------
                                           Name: Craig L. Slutzkin
                                               Title: Chief Financial Officer

                                 New Leaf Venture Management I, L.L.C.


                                 By: /S/ CRAIG L. SLUTZKIN
                                     ------------------------------------
                                     Name: Craig L. Slutzkin
                                          Title: Chief Financial Officer

                                                   *
                                 ------------------------------------
                                   Philippe O. Chambon

                                                   *
                                 ------------------------------------
                                   Jeani Delagardelle

                                                   *
                                 ------------------------------------
                                   Ron Hunt

-------------------
CUSIP NO. 06850R108                                        Page 15 of 23
-------------------


                                                   *
                                 ------------------------------------
                                   Kathleen D. LaPorte

                                                   *
                                 ------------------------------------
                                   Vijay Lathi

                                                   *
                                 ------------------------------------
                                   James Niedel

* By: /S/ CRAIG L. SLUTZKIN
      -------------------------
          Craig L. Slutzkin as
          Attorney-in-Fact

------------------------------------------------------------------------------

This Agreement was executed by Craig L. Slutzkin pursuant to Powers of Attorney attached hereto as EXHIBIT 2, EXHIBIT 3, EXHIBIT 4, EXHIBIT 5, EXHIBIT 6 and
EXHIBIT 7.

-------------------
CUSIP NO. 06850R108                                              Page 16 of 23
-------------------


                                                                       EXHIBIT 1
                                                                       ---------

                                          AGREEMENT
                                          ---------

            Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Barrier Therapeutics, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: October 6, 2006            NEW LEAF VENTURES I, L.P.

                                 By: New Leaf Venture Management I, L.P.
                                        Its: General Partner

                                    By: New Leaf Venture Management I, L.L.C.
                                           Its: General Partner


                                           By: /S/ CRAIG L. SLUTZKIN
                                               -----------------------------
                                                 Name: Craig L. Slutzkin
                                                     Title:   Chief  Financial
                                                              Officer

                                 New Leaf Venture Management I, L.P.

                                 By: New Leaf Venture Management I, L.L.C.
                                        Its: General Partner

                                        By: /S/ CRAIG L. SLUTZKIN
                                            ---------------------------------
                                           Name: Craig L. Slutzkin
                                               Title: Chief Financial Officer

                                 New Leaf Venture Management I, L.L.C.


                                 By: /S/ CRAIG L. SLUTZKIN
                                     ------------------------------------
                                     Name: Craig L. Slutzkin
                                          Title: Chief Financial Officer

                                                   *
                                 ------------------------------------
                                   Philippe O. Chambon

                                                   *
                                 ------------------------------------

-------------------
CUSIP NO. 06850R108                                       Page 17 of 23
-------------------

                                   Jeani Delagardelle

                                                   *
                                 ------------------------------------
                                   Ron Hunt

                                                   *
                                 ------------------------------------
                                   Kathleen D. LaPorte

                                                   *
                                 ------------------------------------
                                   Vijay Lathi

                                                   *
                                 ------------------------------------
                                   James Niedel

* By: /S/ CRAIG L. SLUTZKIN
      -------------------------
          Craig L. Slutzkin as
          Attorney-in-Fact

------------------------------------------------------------------------------

This Agreement was executed by Craig L. Slutzkin pursuant to Powers of Attorney attached hereto as EXHIBIT 2, EXHIBIT 3, EXHIBIT 4, EXHIBIT 5, EXHIBIT 6 and
EXHIBIT 7.

-------------------
CUSIP NO. 06850R108                                          Page 18 of 23
-------------------

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/ PHILIPPE O. CHAMBON
      -----------------------
      Philippe O. Chambon

Dated: September 29, 2006

-------------------
CUSIP NO. 06850R108                                          Page 19 of 23
-------------------

                                                                       EXHIBIT 3
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/ JEANI DELAGARDELLE
      ----------------------
      Jeani Delagardelle

Dated: September 29, 2006

-------------------
CUSIP NO. 06850R108                                      Page 20 of 23
-------------------

                                                                       EXHIBIT 4
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/ RON HUNT
      -------------
      Ron Hunt

Dated: September 29, 2006

-------------------
CUSIP NO. 06850R108                                      Page 21 of 23
-------------------

                                                                       EXHIBIT 5
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/ KATHLEEN D. LAPORTE
      -----------------------
      Kathleen D. LaPorte

Dated: November 18, 2004

-------------------
CUSIP NO. 06850R108                                           Page 22 of 23
-------------------

                                                                       EXHIBIT 6
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/ VIJAY LATHI
      ---------------
      Vijay Lathi

Dated: October 5, 2006

-------------------
CUSIP NO. 06850R108                                          Page 23 of 23
-------------------

                                                                       EXHIBIT 7
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints CRAIG L. SLUTZKIN as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:   /S/JAMES NIEDEL
      --------------------
      James Niedel

Dated: October 5, 2006